CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement Post-Effective Amendment No. 1 to Form S-1 of XsunX, Inc. of our report dated December 29, 2010, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.  Our report dated December 29, 2010 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 28, 2011